Exhibit 3.1

CERTIFICATE OF ELIMINATION

OF THE

SERIES A NON-VOTING CONVERTIBLE PREFERRED STOCK,

SERIES B CONVERTIBLE PREFERRED STOCK

AND

SERIES C NON-VOTING CONVERTIBLE PREFERRED STOCK

OF

BIODELIVERY SCIENCES INTERNATIONAL, INC.

Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware

BioDelivery Sciences International, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (“DGCL”), hereby certifies as follows:

FIRST: That, pursuant to Section 151 of the DGCL and authority granted in Company’s Certificate of Incorporation (as amended, the “Certificate of Incorporation”), the Board of Directors of the Company (the “Board”) previously designated 1,647,059 shares of authorized shares of preferred stock of the Company as Series A Non-Voting Convertible Preferred Stock, par value $.001 per share, of the Company (the “Series A Preferred Stock”), 941,177 shares of authorized shares of preferred stock of the Company as Series B Convertible Preferred Stock, par value $.001 per share, of the Company (the “Series B Preferred Stock”), and 1,647,059 shares of authorized shares of preferred stock of the Company as Series C Non-Voting Convertible Preferred Stock, par value $.001 per share, of the Company (the “Series C Preferred Stock”).

SECOND: That no shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock are outstanding and no shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock will be issued by the Company.

THIRD: That the following resolutions were adopted on February 11, 2009 by Unanimous Written Consent to Action of the Board pursuant to the authority granted by Section 151(g) of the DGCL, approving the filing of a Certificate of Elimination of the Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock (the “Certificate of Elimination”):

“WHEREAS, by resolution of the Board duly adopted, and by a Certificate of Designations, Rights and Preferences filed with the Office of the Secretary of State of the State of Delaware on August 20, 2004, as corrected on August 25, 2004 and September 2, 2004 (the “Series A Certificate of Designations”), 1,647,059 shares of authorized shares of preferred stock of the Company were designated as Series A Non-Voting Convertible Preferred Stock, par value $.001 per share, of the Company (the “Series A Preferred Stock”), which certificate established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions of the Series A Preferred Stock;

WHEREAS, by resolution of the Board duly adopted, and by a Certificate of Designations, Rights and Preferences filed with the Office of the Secretary of State of the State of Delaware on September 3, 2004 (the “Series B Certificate of Designations”), 941,177 shares of authorized shares of preferred stock were designated as Series B Convertible Preferred Stock, par value $.001 per share, of the Company (the “Series B Preferred Stock”), which certificate established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions of the Series B Preferred Stock;

WHEREAS, by resolution of the Board duly adopted, and by a Certificate of Designations, Rights and Preferences filed on February 22, 2007 (the “Series C Certificate of Designations”), all 1,647,059 shares of the Series A Preferred Stock (consisting of all of the designated Series A Preferred Stock shares) were exchanged for 1,647,059 shares of newly designated Series C Non-Voting Convertible Preferred Stock, par value $.001 per share, of the Company (the “Series C Preferred Stock”);

WHEREAS, on January 10, 2007, 341,176 shares of Series B Preferred Stock (consisting of all then outstanding shares of Series B Preferred Stock) were converted into 341,176 shares of common stock, par value $.001 per share, of the Company (the “Common Stock”);

WHEREAS, the agreements to which the Company was a party which necessitated the designation of the Series B Preferred Stock have expired;

WHEREAS, as of December 31, 2007, all 1,647,059 shares of Series C Preferred Stock (consisting of all of the designated Series C Preferred Stock shares) had been converted into 1,647,059 shares of Common Stock pursuant to the terms of the Series C Certificate of Designations; and

WHEREAS, in light of the foregoing, the Board deems it desirable that, pursuant to Section 151(g) of the DGCL, a Certificate of Elimination of the Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock, in the form set forth as Exhibit A hereto (the “Certificate of Elimination”) be executed and filed with the Secretary of State of the State of Delaware and that all 1,647,059 shares of Series A Preferred Stock, 941,177 shares of Series B Preferred Stock and 1,647,059 shares of Series C Preferred Stock heretofore designated resume the status of authorized and unissued shares of preferred stock, par value $.001 per share, of the Company, and that all matters set forth in the Series A Certificate of Designations, the Series B Certificate of Designations, and the Series C Certificate of Designations be eliminated from the Company’s Certificate of Incorporation (as amended, the “Certificate of Incorporation”).

NOW THEREFORE, BE IT

RESOLVED, as of the date hereof, no shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock are outstanding and no shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock will be issued by the Company; and be it further

RESOLVED, that each of the executive officers of the Company is hereby authorized and directed, jointly and severally, for and on behalf of the Company, to execute and deliver the Certificate of Elimination and any and all other certificates, agreements and other documents which they may deem necessary or advisable in order to effectuate the elimination of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock, as provided by Section 151(g) of the DGCL in accordance with Section 103 of the DGCL; and be it further

RESOLVED, when such Certificate of Elimination become effective, all references to the Series A Preferred Stock, Series B preferred Stock and Series C Preferred Stock in the Certificate of Incorporation shall be eliminated and the shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall resume the status of authorized and unissued shares of preferred stock, par value $.001 per share, of the Company, without designation as to series;”

FOURTH: That, in accordance with the Section 151(g) of the DGCL, upon the effective date of the filing of this Certificate of Elimination, the Certificate of Incorporation is hereby amended to eliminate all matters set forth in the Series A Certificate of Designations, the Series B Certificate of Designations, and the Series C Certificate of Designations from the Certificate of Incorporation, and all shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall resume the status of authorized and unissued shares of preferred stock, par value $.001 per share, of the Company, without designation as to series.

IN WITNESS WHEREOF, the Company has caused this Certificate of Elimination to be executed by its duly authorized officers on this 12th day of February, 2009.

BIODELIVERY SCIENCES INTERNATIONAL, INC.

By:	/s/ James A. McNulty
Name:	James A. McNulty
Title:	Secretary, Treasurer and Chief Financial Officer